Exhibit 99.2
PLAYSTUDIOS 3Q21 Earnings Call

Operator
Good day, ladies and gentlemen. Thank you for standing by. Welcome to the PLAYSTUDIOS Third Quarter 2021 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. Please note that this conference call is being recorded today, November 11, 2021.

I will now turn the call over to Joel Agena, Corporate Secretary and General Counsel.

Joel Agena - Safe Harbor Language
Thank you, operator and hello everyone. By now, everyone should have access to our third quarter 2021 earnings release, which is available on the PLAYSTUDIOS website at www.PLAYSTUDIOS.com in the Investor section. Before we begin our formal remarks, we need to remind everyone that some of management’s comments today will be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding our future plans, our mergers and acquisitions strategy, our strategic and financial objective, expected performance and financial outlook. Forward-looking statements are statements about future events, and include expectations and projections, not present or historical facts, and can be identified by the use of words such as “may”, “might”, “will,” “expect,” “should”, “anticipate” or other similar terms. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Therefore, you should exercise caution in interpreting and relying on them. We refer you to our SEC filings for a more detailed discussion of the risks that could impact future operating results and financial condition. These forward-looking statements are made only as of the date of this call. We do not undertake and expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

During the call, management will discuss non-GAAP measures, which we believe can be useful in evaluating the Company’s operating performance. These measures should not be considered in isolation, or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our third quarter 2021 earnings release on the www.PLAYSTUDIOS.com website and on our Form 8-K filed with the SEC today.

Hosting the call today, we have Andrew Pascal, PLAYSTUDIOS’ Chief Executive Officer and Scott Peterson, Chief Financial Officer of the Company. They will provide some opening remarks, and then we will open the call to questions. With that, I’ll turn the call over to Andrew.

Andrew Pascal, CEO
Thank you Joel, and good afternoon everyone. Welcome to the PLAYSTUDIOS third quarter earnings call. We’re going to cover several topics in-depth today, including our results for the quarter, our views on the current state of the market, and the future growth drivers of our business.

But before we get started, I want to take a quick moment to reaffirm our vision and unique market position. I think it’s worth highlighting that we’re at a moment in time where consumers’ patterns of behavior have been wildly disrupted. The global pandemic has created more physical isolation resulting in new and more highly evolved forms of digital engagement. Video conferencing, OTT media services, games, e-commerce, home delivery, crypto currencies, NFT’s, and the promise of the metaverse are pulling us in a digital direction that continues to displace real human interactions and experiences. It is our view that these dynamics have intensified people’s need for real-world engagement and heightened the need among businesses to deepen their relationships with their consumers.

This is where we’ve positioned our company. It’s a bridge that connects the digital and real-world. By crafting captivating games we’ve amassed millions of loyal and engaged players. And by incorporating loyalty mechanics with compelling rewards, we’ve connected them to hundreds of real-world leisure businesses. This is our vision, to strengthen our position as the leaders in “Rewarded

Play.” And it’s through this lens that I’d encourage our stakeholders to evaluate and qualify our past results, our current position, and our future potential.

Key Performance Measures
With that said, let’s touch on our recent performance. We’re seeing positive momentum across most of our key metrics. Year-to-date revenue is up 4.7% to $215 million; Adjusted EBITDA for the quarter was $9.6 million, a 185% increase compared to the second quarter of ‘21; ARPDAU was $0.65, up 20.4% compared to the third quarter of 2020 and up 5.3% sequentially; Daily Payer Conversion was 2.8%, up approximately 40 basis points compared to the third quarter of 2020 and up approximately 10 basis points sequentially; and we also saw an increase in our loyalty program activity, as reward purchases returned to pre-COVID levels with 570,000 purchases in the quarter versus 288,000 for the same period last year, a 98% increase. Scott will be sharing and qualifying some of the more specific financial metrics later in the call. But I’d like to offer some perspective on the overall state of our market.

Market Context
The overall market for games continues to grow topping an estimated $175 billion dollars. And with thousands of games being launched every month, the competition continues to intensify. In short, there are more players, spending more money, playing more games than ever.

However, accessing this market and acquiring players has become significantly more complex. The early days of open and affordable access to players has evolved into highly optimized distribution channels, controlled by a more limited collection of platforms and ad networks. This is exemplified by the recent changes Apple made to its consumer data and targeting capabilities. The deprecation of IDFA has, for the moment, resulted in higher acquisition costs, stressing the models for acquiring consumers and growing an audience. It’s our view that companies with deep data-science capabilities are best positioned to compensate for these changes by applying alternative and far more sophisticated methods of scoring and targeting players. In addition, we feel companies that have established networks, or alternative and non-traditional access to potential players will have an advantage. For these reason, our investments in our Business Intelligence discipline and our expansive network of real-world partners will serve us well.

It’s also worth highlighting that we’ve seen more moderated growth across the social casino market. And as we reported, our revenues were consistent sequentially, outperforming some of our peers who were off slightly quarter-over-quarter.

Business Strategy
When considering these market dynamics, along with our vision and plans, we believe we are uniquely positioned. More specifically, our strategy calls for us to develop and acquire new games in new genres so that we can demonstrate our “loyalty lift” across a broader collection of products. As we’ve shared, we plan to do this through a variety of approaches, including joint development, publishing, and strategic M&A. We’re also focused on developing the technologies, features, and tools needed to evolve our playAWARDS program into a platform and suite of services for the broader games industry. Making this transition will enable the company to accelerate its growth, minimize creative risk, improve our margins, and ultimately drive substantial value. Given this focus, it’s worth touching on some of our primary initiatives. So let’s start with corporate development.

We are intensely focused on advancing our M&A efforts. As we’ve highlighted, positioning the company with the capital and resources we need to find and acquire strategically significant companies, was the reason for going public. As we mentioned on our last call, we stepped up our efforts and expanded our Corp Dev capabilities with the hiring of Jason Hahn. Since then, we have qualified a number of opportunities, and participated in several formal processes. And while we’ve yet to consummate a transaction, we’re excited by the range of possibilities we’re actively advancing. We continue to firmly believe that acquiring companies that impact our scale, diversify our game portfolio, or advance our platform position, are the best allocation of our resources. And I can assure you, we’ll be responsible stewards of your capital, as we seek the right targets at the right valuations with the right strategic benefits and returns.

As for our organic growth, we’re focused on bolstering our core portfolio, as well as advancing new game initiatives. To this end, we continue to invest in the content, features, and tools needed to sustain each of our franchise games – myVEGAS, POP! Slots and myKONAMI Slots. Our players expect a steady and consistent flow of new slot content, engaging meta-mechanics, and compelling live events, along with a rich portfolio of real-world benefits. When we deliver to these expectations, we excite our audience and stimulate activity. Throughout the quarter, we were able to hit most of our product milestones. However, there were factors that in some cases impacted the scope and timing of our deliveries. As I’ll discuss in a moment, we’re intensely focused on improving our productivity and expanding our development capacity, which we believe are critical to optimizing the performance of these franchises.

In March, we launched our first casual game which we jointly developed with Boss Fight Entertainment, myVEGAS bingo. The product quickly scaled to over 100 thousand daily active players, allowing us to qualify the game and assess its potential. As I shared during our last call, the engagement and monetization metrics were encouraging, but the stresses of a larger audience revealed some technical challenges that were limiting our growth and UA productivity. Boss Fight spent much of the last quarter tending to these hurdles. In the meantime, the team has done a great job introducing innovative events such as our Jane Lynch celebrity caller series, allowing us to service and retain the highly engaged players while we prepare for the game’s next phase of growth. We believe in this product and continue to feel it can achieve its forecasted $45 million of annualized revenue at maturity.

Next up is Kingdom Boss, our first published game in the RPG category, also from Boss Fight Entertainment. The game is a stunningly rich and immersive role-playing game with an art style derivative of their popular Dungeon Boss aesthetic, and gameplay modeled after the category leading AFK Arena. The product was originally expected to launch in early summer. But as conveyed during our last earnings call, we pushed the targeted launch to the fourth quarter to allow for more refinement and performance optimizations. There is still work to be done and our partners are now hopeful that the game will be ready to launch by the end of the year.

In addition to our game initiatives, we’re investing considerable resources in our playAWARDS business unit. We continue to refine the features, techn, tools, and teams needed to optimize the impact of Rewarded Play within our existing games. This will provide us with the first-hand experience and reference data needed to resolve our loyalty-as-a-service commercial model. Once validated with our own portfolio, we intend to invite more game developers and publishers onto our platform, and command a share of the lift the program generates.

Operations & Execution
Executing on this strategy is complex and demanding. As I’ve just shared, it requires us to tend to the needs of our existing apps, adopt new games, and advance the playAWARDS platform.

Servicing the ever-expanding demands of our existing products requires more development output. Scaling our development capacity has proven to be challenging and expensive in the primary tech-hubs where most of our studios are located. This trend presents an opportunity to create a more diverse and resilient global team, with a more favorable cost structure. With this in mind, in the past year, we’ve scaled teams in both Belgrade and Vietnam – employing over 125 new playMAKERS, all focused on servicing our existing products. These new team members and studios will complement our existing teams and help them execute and deliver their ambitious product plans.

It’s also worth touching on the structural effects of COVID. As has been covered extensively, COVID forced many companies to close their offices and transition their teams to working-from-home. We’ve always placed great emphasis on collaboration, shared learning, and employee growth. But after 18 months of work-from-home, we appreciate more than ever, the connections, cooperation, and active participation that’s needed to maintain our creative standards, optimize our execution, and elevate our performance. We’ve invested considerable time exploring new hybrid work models and soliciting our team’s input. And in the coming months we’ll be refining this model to accommodate the flexibility that our employees now enjoy, while also providing more consistent opportunities for collaboration and growth.

Outlook
I’ve provided our perspective on our current pace, the shifting conditions of our market, our strategic priorities, and our focus on operational execution. But before I turn the call over to Scott, I want to summarize and reaffirm why we remain optimistic about our business. I’d encourage you to keep the following in mind:
a.Our playAWARDS program continues to grow, with engagement, purchase, and redemption volumes returning to pre-COVID levels;
b.The company is early in its cycle and pursuit of compelling M&A targets, and has the resources needed to source meaningful opportunities;
c.We’re expanding our development output by scaling our capacity in new markets with deep pools of amazing talent.
d.Our studios are re-opening allowing us to reconnect, collaborate and reinvigorate our teams;
e.Our core game franchises are resilient, enduring and have meaningful potential;
f.We have new game initiatives that are advancing and should soon contribute to our operating performance; and
g.The company is getting traction with ad monetization, and is advancing new and compelling options that will open up new sources of revenue;

I also want to reaffirm and highlight the extent to which our interests are aligned with our investors. I along with our founders and employees as a group own nearly 40% of the company. We take into account our responsibility to all of our stakeholders, as we assess our performance, qualify our strategies, reset our priorities and decide which opportunities to advance. In every case, we make decisions that we feel reinforce the enduring qualities of our business model and drive mid and long-term growth. And to the extent we find more immediate opportunities that align with our strategy, we’ll pursue them with conviction and speed.

Lastly, we believe our valuation today in the equity market is fundamentally dislocated from fair value. While we believe that the best use of our capital is to deploy it in strategic M&A opportunities, we’ll continue to assess the benefits of purchasing our own equity. Accordingly, the Board has approved a stock repurchase plan providing for the repurchase of up to $50 million of our shares over a period of 12 months, positioning us to execute a buy-back program should we deem it appropriate.

Furthermore, as the founder, Chairman and CEO directing our company’s strategy and growth I will, just as soon as the trading window opens, put a 10b5-1 program in place, and begin buying shares in the open market, as will other members of our management team and Board. We are firm believers in our strategy and feel our current price in no way reflects our opportunity.

I’ll now turn the call over to Scott to provide more specifics on the financials.

Scott Peterson, CFO
Thank you, Andrew.

As Andrew mentioned at the top of the call, we reported $70.6 million dollars of revenue during the third quarter of 2021. Like last quarter, year-over-year quarterly comparisons were impacted by the COVID restrictions that remained in place during the same quarter of 2020. Given the unusual nature of last year’s quarter, we think looking at year-to-date comparisons is more useful. Year-to-date for the nine months ending September 30, 2021, revenue is up 4.7% to $215.5 million versus $205.9 million during the same period last year.

As Andrew emphasized, we’re focused on positioning the company for long-term expansion. However, it’s also worth highlighting that we are keenly focused on improving our margins. Through the first 9 months of 2021, our cost of sales as a % of revenue improved from approximately 34.1% last year to approximately 32.4% this year. However, expenses related to UA, R&D and G&A were all up year-to-date as a direct result of the Bingo launch, Kingdom Boss development, and SPAC transaction costs.

We generated $9.6 million of adjusted EBITDA for the quarter and $27.6 million for the nine months year-to-date. It’s worth noting that the most recent quarter includes the ongoing investments in Product Development, Live Operations, and User Acquisition to support our bingo launch, along with the continued carrying costs of the Kingdom Boss effort, as we work towards its introduction later this year.

Looking at the key operating metrics for our platform, we saw an increase in our loyalty program activity, as reward purchases returned to pre-COVID levels with 570,000 purchases in the quarter versus 288,000 for the same period last year, a 98% lift. This translated to a total retail value of $37.4 million, a 169% increase over the $13.9 million for the same period last year. We also enjoyed a healthy expansion in the composition and amount of rewards inventory, which increased 37% over the prior year to 518 unique rewards, with a retail value of over $158 million, an increase of 153%.

In addition, Daily Active Users - or DAU – were 1.2 million, and Monthly Active Users – or MAU – were 3.6 million down 15.7% and 12.7% quarter over quarter, respectively, and down 16.9% and 6.4%, sequentially. Average Revenue per Daily Active User – or ARPDAU – was $0.65, up 20.4% quarter over quarter and up 5.3% sequentially. And Daily Payer Conversion was 2.8%, up approximately 40 basis points quarter over quarter and up approximately 10 basis points sequentially.

Turning to the balance sheet, we ended the quarter with approximately $226 million of cash. In addition, as we previously announced, we have a $75 million, five-year secured revolving credit facility with a Company option to increase the facility for up to an additional $75 million. The revolver remains undrawn. As of the close of the quarter, we have 126.9 million total shares of common stock outstanding. Based on our available cash resources, we believe we are very well positioned to execute our multiyear plan and address our key priorities of diversifying our game portfolio and advancing our loyalty platform model. And as Andrew mentioned, and with the Board’s support, we’re now poised to execute a stock repurchase should we deem it appropriate.

I’d like to touch on guidance and reaffirm our overall approach. We plan to continue to provide a range of expected annual revenue and update it each quarter. We expect to initiate guidance for any upcoming year when we report the fourth quarter and year-end results of the prior year. With that said, and largely due to the further delays with Kingdom Boss which we previously anticipated to launch earlier this year, we now expect 2021 revenues to be between $282.5 million and $287.5 million, representing year-over-year growth of roughly 5.6% at the midpoint. In addition, we are reaffirming our expectation for full year 2021 Adjusted EBITDA to be between $35 million and $40 million. Our guidance reflects modest growth from myVEGAS Bingo and no contribution from Kingdom Boss, given the targeted end-of-year launch timeline.

With that I will pass it back to Andrew for some closing remarks.

Andrew Pascal, CEO
Thank you Scott!
So there you have it . . .
a.An update on our financial performance;
b.A brief review of our market and the conditions we’re working through;
c.A reaffirmation of our strategy and its merits;
d.An overview of our operating environment and the investments we’re making in expanding our output;
e.An earnest sense of where we’re going and why we remain optimistic about our opportunities; and
f.Insight into my deep conviction for our plans, as evidenced by my implementing a 10b5-1 program under which I’ll be buying stock in the open market.

Before I wrap up, I want to quickly acknowledge and thank my ‘Team One’ and the nearly 500 playMAKERS around the world that remain so deeply committed to our vision and plans.

With that, I thank you all for joining us today and we’re happy to answer any questions.

Operator, please open the line for questions.

[Q&A Session Follows]
Operator

Thank you. The floor is now open for questions. If you do have a question, please press star one on your telephone keypad at this time. If you're using a speaker phone, we ask that while posing your question, you pick up your handset to provide the best sound quality. Again, ladies and gentlemen, if you do have a question or comment, please press star one on your telephone keypad at this time. We'll take our first question for Ryan Sigdahl with Craig-Hallum. Please go ahead.
Ryan Sigdahl, Craig-Hallum Capital Group
Good afternoon guys. Curious on the guidance. It implies Q4 similar to the past two quarters, Q2 Q3, given the industry challenges, do you think that's a good baseline to assume for next year, and any visibility to when you think growth could return?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Hey Ryan, thank you for the question. Look, as you highlight, we anticipate that our business can continue to pace as it has for the better part of the last two quarters. and we're obviously going to reassess as we get into the new year, and establish our guidance for the upcoming year. And we'll be doing that, when we report on our fourth quarter results. So you can expect that sometime in February.
Ryan Sigdahl, Craig-Hallum Capital Group
On shifting over to DAUs, any commentary you can give on October directionally, relative to Q3.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
You say October relative to Q3?
Ryan Sigdahl, Craig-Hallum Capital Group
Have DAUs stabilized, increased, decreased relative to the trend that we've been seeing the last couple of quarters on DAUs?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
I think we much like all of our peers are seeing DAU declines. I think ours, has been, are normalizing. I think some of the DAU declines are really more a function of how we refined our targeting and the types of players that now we're acquiring. So not necessarily in the same volumes, but of higher quality. So our focus is, on our returns on our ad spend and, and UA investments. So, what we tend to focus more on is the overall base of monetizers that we have that remain engaged in across our network. And then obviously the returns on the new cohorts that we're acquiring. So, overall I would expect that we'll probably see some modest erosion in DAU going forward, but not as significant as we've seen in the past.
Ryan Sigdahl, Craig-Hallum Capital Group
Helpful. For one more, MGM Slots Live, launched in the quarter. Can you talk about early trends you've seen there and then, thoughts around that game?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Sure. I'd first of all, as a game it's, it's a bit of a skunkworks and a project that we've been advancing through one of our studios. It's not yet formally sanctioned and certainly far from being launched more formally. And so, it's obviously leverages one of the more important brands that we have the exclusive rights to in our portfolio and the best of our intellectual property in content and in games from, our POP! Slots product. And we've got a bunch of unique content, that'll be specific to that product that, will come in the future in the event that we choose to sanction it and adopt it into our center line plan, but we've not yet made that decision.
Ryan Sigdahl, Craig-Hallum Capital Group
Great. Andrew, credit to you and the other management for the stock purchase plans or planned ones. I'll turn it over to the others. Thanks.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer

Thanks Ryan.
Operator
We'll take our next question from Greg Gibas with Northland Securities, please. Go ahead.
Greg Gibas, Northland Securities
Great, good afternoon guys. Thanks for taking the questions. And likewise sentiment from me regarding the stock purchase plan. I guess, regarding the delta in revenues, it sounds like most of it is coming from Kingdom Boss now expected to kind of the end of the year. I think previously it was maybe mid quarter or early quarter. I guess just wondering kind of the reason for another slight delay there, development kind of related, or just kind of perfecting it, at any color you can provide there?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Sure. More the latter. The game from a feature perspective is, is complete. We’re constantly extending and refining it. And really this is about finding its market and optimizing the metrics to a degree that really warrants and justifies our transitioning into a more formal launch. With that said, I will tell you that just this week we opened up Canada. So it really is the first time that that product is now going to be available to what is its primary target audience, that being North America. We're doing it on a somewhat of a limited basis. But so that we can acquire players that really fit the profile that we think is more ideally suited for that product. So, we'll continue to watch it very closely and, obviously provide more information as we further qualify what the potential is for that product, but to your point, we hoped that it would launch earlier in this quarter. We still expect that it's going to launch before the end of the year. That’s certainly the indication that we're getting from our partners at Boss Fight. And so, we're looking forward to that.
Greg Gibas, Northland Securities
Great, appreciate that. And, I guess given Vegas has been a pretty hot travel market this year, just wondering if you've had any trouble, maybe keeping enough redemption options available to satisfy demand from your players? I know you commented on seeing engagement and redemption hit pre-COVID levels. jJust wondering if you could maybe expand on that and was that kind of a Q3 timing when that flipped over to pre-COVID levels?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Sure. Yeah. I mean we've seen, on a fairly steady slope, the increase in reward purchases and among our players for the better part of the last year and a half, the rewards inventory has been constrained because of COVID. And with the reopenings obviously we've seen the expansion of our inventory, which we highlighted, and obviously then the corresponding increase in purchases as we've made that inventory available. But there are still outlets and shows and concerts and venues that have just recently come online or are still to come online. And so we certainly expect that the rewards inventory will continue to expand that speaking to the collection of partners that we already have in the portfolio or in the collection. And of course the team is out looking and qualifying new partners. And so I fully expect that between now and the end of the year, we'll be announcing some exciting new partners that will add yet even more inventory. With that said, there's always an insatiable appetite it seems among our players for really great rewards. And so I know the team's intensely focused on just making sure that we can deliver on that value proposition.
Greg Gibas, Northland Securities
Great. Yeah. Look forward to announcements there. On new partners as well you mentioned expanding your teams and resources in Belgrade and Vietnam. I'm just wondering if we should think about maybe from an OpEx or a modeling perspective, any investment there that that would be noticeable?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer

Yeah. Look, in the near term, there won't be any meaningful benefit, right? Because as we scale and layer in that capacity, we've got to get them oriented, and contributing. And at that point, we'll see an increase in output in service of our different products, which we know is going to translate to more top-line growth. And then we'll start to see the OpEx as a percentage of revenue normalize. So, there we’re actively, as I alluded to, investing in scaling up those studios. We have great teams there. We know that they're very rich markets in terms of the talent, the breadth and depth of talent. So, what we fully expect and hope is that, we'll scale them through the first half of next year ad then we'll start to see the margin improvement in the latter part of the year. But, we'll obviously speak to that with a bit more detail and clarity as we provide our guidance rolling into the new year.
Greg Gibas, Northland Securities
Okay. Sure. Thanks again. I'll pass it on.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Thanks Greg.
Operator
I'll take our next question from Mike Hickey with the Benchmark Company. Please go ahead.
Mike Hickey, The Benchmark Company
Hey Andrew, Scott, thanks for taking my questions guys. I guess just circling back on Kingdom Boss, can you remind us your expectation for that game if it has changed, or not similar to, how you've given us visibility on Bingo. And then how you’re thinking about user acquisition. Obviously, it's been more challenging of a market here, maybe more expensive, and it’s sort of a user/player that's outside of your ecosystem on Slots. just sort of curious on how you plan to round them up. Thanks guys.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Sure. So look Kingdom Boss originally was expected to launch sometime in the early summer and we were then going to scale it throughout the summer and the fall and hit a pace kind of exiting the year so that as we rolled into the next year we could achieve what we thought would be the kind of revenue rate that we had forecasted for that product to maturity. And it had been clear that that was a $60 million revenue contribution. And so, obviously, that's shifted out now nearly six months and as a result, it's impacted what we had originally anticipated for this year. We've been pretty open about that. And so, from where we stand today, we think that the most conservative position to take obviously is to not really rely upon any contribution from that product in the current quarter. And then we're obviously going to exit the year with a lot more information to qualify what its potential is and what it can contribute next year. And so we'll obviously speak to that as we provide guidance in the new year. As it relates to Bingo, Bingo, first of all, as we highlighted in our last call, the engagement in and among the players that we have playing that product is really solid. The monetization metrics are very strong. But we have some technical stability issues that we had to overcome and work through over the last few months. And so we think we've gotten through and passed most of those. So we hope to be at a place where we can then start to invest in it again. We think that the profile of that product in terms of its metrics warrants and supports our investing in scaling and growing it. And as I highlighted in my remarks, we think that at maturity, it can do what we had forecasted for it, which is that $45 million. On the question related to UA and the overall cost of acquiring players and users, it's obviously been a dynamic market. And so I'm really pleased with our team and how responsive they've been to the changes in the market. And I think that we continue to find really great sources of new players as we and everybody else kind of shifts and moves around kind of the allocation of their budgets. And so there was pretty meaningful migration I think of people's money to Android sources of traffic. We continue to find really good quality players on the Apple platform. And obviously some of the things that you can do with targeting, which are no longer possible outside of the Apple ecosystem, we can do on the Apple platform. So we're having successes there. So, I would say that CPI costs have gone up, and it's not insignificant, but we're acquiring quality players. We're still achieving the kinds of returns that warrant and justify our investing in acquiring our audience. So, I imagine it'll continue to be dynamic, and we're going to continue to work on refining our overall approach and how and where we're deploying our UA dollars. But that's generally been our experience over the last few months.
Mike Hickey, The Benchmark Company
Nice. Thank you, Andrew. Last question from me, it's just sort of, the M&A environment. Curious what you're seeing. Are you sort of passing on deals because they're not priced right or you’re just not finding the right game or the right team, or the right genre? Just curious, but, sort of the heartbeat of the M&A market in your view? And then on the partnership side, it seems like maybe that would be a [indiscernible] partnering with a studio that can integrate the loyalty award system to drive engagement. But wondering if that platform is ready to go and if you're seeing interest in it from partners. Thanks guys.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Yeah. Thanks Mike. So the first question, related to the M&A environment, and, first of all, I'll tell you that, we like everybody else have been looking for those opportunities: great products, great teams of products that had achieved meaningful scale. There's an operating profile to the business that we think will immediately contribute to the performance of our own and we're excited about the range of possibilities that we see and are very active in terms of our engagement with those companies. As I alluded to, there are formal processes that we've participated in and in some cases been active in pursuing and others we've been in qualifying them, felt like they weren't at the end, necessarily the right fit for us. And I think what's unique about us when we think about the range of M&A opportunities is that, I think there's a much bigger universe of potential opportunities that are strategically significant for us and are going to unlock or drive a lot of value. We don't need necessarily to be in the market competing for all of the bigger, more substantial kind of prized assets. There are a lot of emerging, younger, smaller companies with really great products that would be a great compliment to our own. and so we're excited about those possibilities. And I think for a lot of our peers, they're companies that wouldn't necessarily make the same kind of impact given their scale and size relative to our own. So I think it broadens the universe of opportunities that we can pursue that will be very impactful for us. And they're not limited to just games, right? We talked about our platform position and the importance of playAWARDS and how it is that we continue to evolve it. And so related to your second question, we are on that path of generalizing our playAWARDS program and its underlying tools and technologies and all the operating discipline and functions that we have in service of that program. With the full expectation that it's something we can make available to third parties. There's a lot of work to do still. I don't want to misrepresent where we are on that journey. We're at a place where we absolutely can support third parties today participating in our program, but it's our intention to enable other publishers and game makers that they don't want to opt into our consumer facing program and craft one of their own that we enable that as well. So to move to a multi-tenancy model is obviously an added level of complexity and we're making those investments now. And we'll provide a bit more clarity as we roll into the new year as to when we'll be in the market, testing out different models and potentially onboarding some partners. So hopefully that provides a little more clarity around where we are in the cycle of leveraging our playAWARDS program as a platform.
Mike Hickey, The Benchmark Company
Nice. Thank you, Andrew.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Great. Thanks Mike.
Operator
We'll take our next question from Matthew Cost with Morgan Stanley. Please go ahead.
Matthew Cost, Morgan Stanley
Hi guys. Thanks for taking the question. Two, if I could. First one really just following up on, on, on that last question, are there any key investments or hurdles that we should be looking out for as you look to develop the playAWARDS platform into a service over time? And how are you measuring progress for that internally? And then just quickly on the model, payer conversion looks like it was up sequentially in 3Q I just wonder, what were the drivers of that in the quarter? Thanks so much.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Yeah. Thanks Matt. Great questions. So, as far as, what are the key indicators or what's the strategy and plan on evolving the platform? We've kind of shared and talked about their stages that we're going to move through. We've obviously used it and employed that across our portfolio of games. We fully appreciate the impact it has and the level of deep engagement long-term loyalty that it engenders. We wanted to then expand our portfolio, not just organically but inorganically. That's why we're focused on now acquiring, expanding the games that we can incorporate into our consumer facing brand for the loyalty program, which is myVIP. And so by acquiring the games and having them part of our own program, we can leverage all of the infrastructure and tools and support that we have today. And we continue to invest and evolve that tool set and the underlying technology and all the different teams that we have internally so that they are prepared for providing it as a service to altogether third parties. And so, if you were to see how that team engages with the collection of studios that we have and service, all of our games, you would see a level of refinement in the, again, the tools and the support and their practices, where they treat them almost like third parties so that we can evolve and refine the way we service them. So, the key things, really define and get to the ultimate vision, which is that we can open the platform up and provide loyalty-as-a-service to publishers and game makers of any scale and size with far less intervention on our part, that that's moving to that multi-tenancy model that I spoke to and there's work to be done for sure. And we, it's all architected designed there's aspects of it that we're investing in now. But we'll provide a bit more clarity around a timeline for it as we roll into the new year. We've always said that that's a 12 to 18 months exercise for us to really prove it out and get ourselves to a place where we can then speak to and talk about the real commercial longer-term commercial implications of that model. And so we hope to be in that position as we get into the latter part of next year.
Operator
We’ll move to our next question from Martin Yang with Oppenheimer and Company. Please go ahead.
Martin Yang, Oppenheimer & Co.
Hi, good afternoon. Thank you for taking my questions. My first question is on Kingdom Boss. It's exciting to hear your analogy to the game to AFK Arena, which is known for a very deep level of live services and monetization. Can you maybe talk about the plan to support the live service after Kingdom Boss is released? And do you feel you have the appropriate resources and plan to support its post-launch content updates?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Thanks, Martin. it's a great question because, I think it's true of any games that really turn into and evolve into franchises really need to be run as services. And so this product, just like any other in our portfolio is going to require a consistent servicing of it with new features and new content and a steady stream of really great heroes and characters and assets that players will amass and acquire as they get ever deeper into the game experience. And so, to your point though, the team and resources that create a game need to be complemented with the resources that are accustomed to servicing a product as a service. And so that is a transition that we'll move through as we launch the product. And so, I think at this point we've been thoughtful about it, but every time we've made that transition, we always learn things in the exercise and have to adjust. But we're doing all that we can to anticipate and make sure that we're prepared when we make that transition, but we fully appreciate the importance and the need to service the product with a consistent, steady stream of new content. And then also continue to refine our overall approach and practices to the way we ultimately convert and monetize that audience. And, I'm going to double back a second, because I know Matt asked a question about our percentage of paying users that improved, quarter over quarter, and that's largely a function of just again, our refining our practices and approach and, to the way we're converting our audience and how we manage our economies. And so we've done a lot structurally inside of the company. We have a new team called playRISE, which in a more formal way, has consolidated all of our best practices and tools that we use and managing to our products, particularly on the monetization front, and making sure that each of the different games has adopted those tools and practices. And so we're starting to see some of those benefits, and fully expect and hope that we'll see more of that as we roll into the new year.
Martin Yang, Oppenheimer & Co.
Got it. Thanks for the insight. And, next question is also on Kingdom Boss, but about its UA strategy. I think according to your original plan for a mid-year launch, you did set aside a substantial amount for UA, at launch, to support that initial player acquisition. But as you move the timeline to end of the year where we see maybe a UA environment that is still challenging, should we expect that same pacing for UA spend at launch? Is there any potential for the game to be launched, but maybe, the bulk of the UA support will come later sometime early in 2022?
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Martin, I appreciate the question. I think what, what I think makes the most sense is for us to wait until we provide you with a bit more guidance on what's going to happen as we roll into next year. The product, and this is true of all of our games when we launch them, we're going to support them with whatever level of UA they can justify. And when we find cohorts of players with a return profile that's super compelling, well then we'll increase the budget and spend beyond what we forecasted, because the most valuable asset that we can acquire are engaged players that ultimately monetize. So, we're going to continue to evaluate the metrics and the productivity of our UA as we get that product into North America and more broadly exposed and start driving more volume. And if it warrants and justifies the level of spend that we originally planned for we'll, we'll layer it in. And if it doesn't, well, then we'll moderate our pace. But we're not yet at a place where we have a complete picture there.
Martin Yang, Oppenheimer & Co.
Thank you very much. That's all my questions.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Great. Thanks. Martin.
Operator
This concludes our question and answer session. I would now like to turn the call back over to Mr. Andrew Pascal for closing remarks.
Andrew Pascal, PLAYSTUDIOS, Co-Founder, Chairman and Chief Executive Officer
Thank you. I appreciate everybody tuning in to get our perspective on how things played out over this last quarter. I think we tried to highlight the things that we've done, that in our view really position the company going forward to realize its full potential. We're seeing really great growth and performance across our playAWARDS program and metrics in and among our players and in terms of their participation in that program and we appreciate that there's been some added complexity in terms of looking at and forecasting our business because of delays that we've had with Kingdom Boss in particular, but we're working our way through that and look forward to rolling into the new year with a new plan. So until next quarter, again, I appreciate everybody's tuning in and your continued support. So thank you.
Operator
This does conclude today's teleconference. We thank you again for your participation. You may disconnect your lines at this time and have a great day.